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Exhibit 99.2

Net Loss and Net Loss Per Share Before Accretion Dividends, Acquistion-related and
Goodwill Amortization, Intangible Asset Write-offs and Facility Exit Costs*

	Three Months Ended December 31,		Year Ended December 31,
	2001	2002	2001	2002
	(in thousands, except per share data)
Net Loss and Net Loss Per Share Before Accretion Dividends, Acquisition-related and Goodwill Amortization Intangible Asset Write-off and Facility Exit Costs
Net loss attributable to common stockholders	$(80,130)	$(36,903)	$(370,941)	$(168,020)
Deductions for accretion of dividends	6,186	3,996	29,880	19,987
Facility exit costs	—	3,492	—	3,492
Acquisition-related amortization	43,722	26,216	175,206	110,885
Amortization of goodwill	10,711	—	42,277	—
Intangible asset write-off	—	—	11,252	—

	$(19,511)	$(3,199)	$(112,326)	$(33,656)

Basic and diluted net loss per share	$(0.13)	$(0.02)	$(0.83)	$(0.22)

Weighted average common shares outstanding	145,853	154,473	135,738	151,355

*
This table is provided as Exhibit 99.2 because we believe it is an additional meaningful measure of our operating performance. This information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States of America.

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  Exhibit 99.2